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                                                         Exhibit 3 (a)
                                                         -------------



                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            C-OR ELECTRONICS, INC.

          The Articles of Incorporation of C-COR Electronics, Inc., as heretofore amended or supplemented, are hereby amended and restated in their entirety as follows:

          1.     The name of the corporation is:

                         C-COR Electronics, Inc.

          2. The location and post office address of the registered office of the corporation is:

                         60 Decibel Road
                         State College, Pa. 16801

          3. The corporation has been incorporated for the following purposes:

                         To have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under the Business Corporation Law, including, but not limited to, design, manufacture, repair and provision of service with respect to electronics components used with cable television and other broadband communications systems.

          4.     The term for which the corporation is to exist is:

                         Perpetual.

          5.(a). The aggregate number of shares which the corporation should have authority to issue is:

                         Eight Million (8,000,000) shares of Common Stock having a par value of $.10 (ten cents) per share and Two Million (2,000,000) shares of Preferred Stock, no par value per share.

          5.(b) The Board of directors may issue in one or more series, up to 2,000,000 shares of Preferred Stock, no par value, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be fixed from time to time by resolution of the Board of Directors.

                       Manner and Basis of Reclassifying Outstanding
                         Shares of Common Stock of the Corporation
                         -----------------------------------------

          Upon the effectiveness of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock, no par value, shall be reclassified into 28 shares of Common Stock, $.10 par value.